                            Michael T. Williams, Esq.
                              2503 W. Gardner Ct.
                                 Tampa FL 33611
                              Phone: 813.831.9348
                                Fax: 813.832.5284
                         e-mail: wmslaw@tampabay.rr.com

                                  June 20, 2003

Sky Way Communications Holding Corp.

Via e-mail and fax

Re:  Engagement Agreement

Dear Sirs:

     This letter sets forth the terms by which I shall be engaged in connection with matters described below. I agree that the terms and conditions of the engagement shall be as set forth in this letter.

1.   Engagement. I have been engaged as special counsel for the Sky Way
Communications Holding Corp. ["Company"].

The engagement shall be limited to the assistance with following matters:

        o   The preparation of a Forms 10K-SB, 10Q-SB, and 8-K [Item 5 only]
        o   The preparation of Forms 3, 4, 5, and 13D/G
        o   Availability to respond to general securities law questions

No other services, including but not limited to services in connection with the offer or sale of securities in a capital-raising transaction, and services that directly or indirectly promote or maintain a market for your securities, shall be the subject of or provided under this Agreement.

The term of the engagement shall be through the period ending December 31, 2003.

2.   Fees, Costs and Expenses. My fee shall be 2,000,000 shares of your common stock, to be registered on form S-8.

3.   Sale Restrictions. My sale of the stock shall be restricted as set forth in
Schedule A attached hereto.

                               Sincerely,

                              /s/  Michael T. Williams
                                   Michael  T.  Williams,  Esq.

                                    EXHIBIT A

                                    BLEED-OUT

Williams agrees that during the period from the date hereof until December 1,
2003 (the "Lock-Up Period"), Williams shall not (except as permitted below), without the prior written consent of the Company, directly or indirectly, offer, issue, sell, contract to sell (including, without limitation, any short sale), grant any option for the sale of, pledge, or otherwise dispose of or transfer
("Transfer") more than 36,000 shares of common stock in any one-day period;
provided, however, the foregoing restrictions shall not apply to
(i) dispositions by gift, will or by the laws of descent and distribution, or otherwise to Williams's parents, siblings, spouse, children, or grandchildren,
(ii) a trust for the benefit of Williams's parents, siblings, spouse, children, or grandchildren, (iii) a partnership, the general partner of which is Williams or Williams's parents, siblings, spouse, children, or grandchildren, or a corporation or limited liability company, a majority of whose outstanding equity securities is owned of record or beneficially by Williams or by any of the foregoing; provided that, in each case, such transferee agrees in writing to be bound by the terms hereof.